                                 [METLIFE LOGO]
                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                              Bloomfield, CT 06002
                                 Company Phone #]
                                [www.metlife.com]

METLIFE INSURANCE COMPANY OF CONNECTICUT (referred to as "We, Us and Our") will make Annuity Payments as described in this Contract beginning on the Annuity Date.

This Contract is issued in return for the payment of the Purchase Payment.

FREE LOOK PROVISION - RIGHT TO CANCEL
This Contract may be returned for any reason within [10] days after you receive it by mailing or delivering the Contract to either Us at the Annuity Service Office or to the agent of the Company. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will promptly refund your Account Value, plus the sum of all fees and charges deducted from the Purchase Payment as of the Business Day we receive your Contract. Your Account Value may be more or less than your Purchase Payment.

Signed for the Company.

 [/s/ Jacob M. Jenkelowitz]                           [/s/ Eric Steigerwalt]
        [Secretary]                                        [President]

INDIVIDUAL MODIFIED SINGLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT
                             NONPARTICIPATING
                         READ YOUR CONTRACT CAREFULLY

     THIS CONTRACT CONTAINS A BENEFIT THAT CAN WAIVE THE WITHDRAWAL CHARGE.

CONTRACT VALUES AND BENEFITS BASED ON SEPARATE ACCOUNT ASSETS ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE WITH INVESTMENT EXPERIENCE.

ICC14-6-200-1


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TABLE OF CONTENTS

                                                                             Page
                                                                             ----
[Contract Schedule                                                              3
Definitions                                                                     4
General Provisions                                                              5
Annuitant, Ownership, Assignment Provisions                                     7
Beneficiary Provisions                                                          7
Purchase Payment Provisions                                                     8
Account Value Provision                                                         8
Separate Account Provisions                                                     8
Transfer Provisions                                                             9
Death Benefit Provisions                                                       10
Withdrawal Provisions                                                          11
Annuity Provisions                                                             12
Suspension or Deferral of Payments or Transfers from the Separate Account      13
Values and Benefits                                                           13]

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                                  DEFINITIONS

ACCOUNT VALUE
The total amount of Purchase Payment allocated to the separate account, adjusted by partial withdrawals, transfers, specified charges and expenses and the investment results of the Separate Account

ACCUMULATION UNIT
A unit of measure used to calculate the Account Value in a Subaccount of the Separate Account during the Accumulation Period.

ACCUMULATION PERIOD
The period of this Contract prior to the Annuity Date.

ANNUITANT
The natural person(s) on whose life Annuity Payments are based. You may change the Annuitant at any time prior to the Annuity Date unless an Owner is not a natural person. Any reference to Annuitant shall also include any Joint Annuitant under an Annuity Option. The Annuitant and Owner do not have to be the same person.

ANNUITY CALCULATION DATE
A Business Day no more than five Business Days prior to the Annuity Date.

ANNUITY PAYMENTS
The series of payments made to the Owner or other named payee after the Annuity Date under the Annuity Option elected.

ANNUITY DATE
The date on which Annuity Payments begin. The Annuity Date is defined on the Contract Schedule.

ANNUITY PERIOD
The period starting on the Annuity Date during which Annuity Payments are payable.

ANNUITY SERVICE OFFICE
The office indicated on the Contract Schedule to which notices, requests and the Purchase Payment must be sent, or as otherwise directed by Notice from us. All sums payable by us under the Contract are payable through the Annuity Service Office.

ATTAINED AGE
The age of any Owner or Annuitant on his/her last birthday.

BENEFICIARY
The person(s) or entity(ies) you name to receive a death benefit payable under this Contract upon the death of the Owner or a Joint Owner, or in certain, circumstances, an Annuitant.

BUSINESS DAY
Each day that the New York Stock Exchange is open for business. The Separate Account will be valued each Business Day. A Business Day ends as of the close of regular trading on the New York Stock Exchange.

COMPANY
MetLife Insurance Company of Connecticut

CONTRACT ANNIVERSARY
An anniversary of the Issue Date of this Contract.

CONTRACT YEAR
A one-year period starting on the Issue Date and on each Contract Anniversary thereafter.

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FIXED ANNUITY PAYMENTS
A series of payments made by us during the Annuity Period which we guarantee as to dollar amount. Fixed Annuity payments are made out of our General Account.

GENERAL ACCOUNT
All of our assets other than those in any segregated asset account.

INVESTMENT OPTIONS
The investment choices within the Separate Account available under the Contract.

ISSUE DATE
The date this Contract was issued. The Issue Date is shown on the Contract Schedule.

JOINT OWNER
If there is more than one Owner, each Owner shall be a Joint Owner of the Contract.

NOTICE
Any form of communication providing information we need, either in signed writing or another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Office and received in good order. To be effective for a Business Day, a Notice must be received in good order prior to the end of that Business Day.

OWNER
The person(s) or entity(ies) entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner shall mean Joint Owners. (Referred to as "you or yours.")

PURCHASE PAYMENT
Any amount paid to us under this Contract as consideration for the benefits it provides, less any Premium and Other Taxes deducted upon receipt of a Purchase Payment.

SEPARATE ACCOUNT
A segregated asset account of the Company designated on the Contract Schedule.

SUBACCOUNT
Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of an Investment Option.

WITHDRAWAL VALUE
The Account Value less any applicable Withdrawal Charge, less any Premium and Other Taxes, and less any applicable Account Fee shown on the Contract Schedule.

                               GENERAL PROVISIONS
THE CONTRACT
The entire contract consists of this Contract, any riders or endorsements attached to this Contract, and a copy of the application, if one is attached to this Contract when issued. This Contract must be returned to us prior to the payment of any benefit unless otherwise waived by us. Prior to any payment of a death claim, due proof of death must be submitted to us.

INCONTESTABILITY
We will not contest the validity of this Contract at any time following the Issue Date.

NONPARTICIPATING
This Contract will not share in any distribution by us of dividends.

MISSTATEMENT OF AGE OR SEX
We may require proof of age or sex of the Annuitant before making any Annuity Payments under this Contract which are measured by the Annuitant's life. If the age or sex of the Annuitant has been misstated, the amount

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payable will be the amount that the Account Value would have provided at the correct age or sex, as appropriate, of the Annuitant.

Once Annuity Payments have begun, any underpayments by the Company on account of misstatement of age or sex, with interest at a rate specified in the Contract Schedule, will be made up in one sum with the next Annuity Payment. Any overpayments by the Company on account of misstatement of age or sex, with interest at a rate specified in the Contract Schedule, will be deducted from future Annuity Payments until the total is repaid.

PROTECTION OF PROCEEDS
No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any payee or to any judicial process to levy upon or attach the same for payment thereof.

REPORTS
At least once each calendar year we will furnish you with a Report showing the Account Value and any other information as may be required by law. The Report shall provide current information as of a date not more than four months prior to the date of mailing. We will send you confirmations of certain transactions, the beginning and end dates of the current Report period, the Account Value, if any, at the beginning of the current Report period and at the end of the current Report period, the Withdrawal Value, if any, at the end of the current Report period, the amounts that have been credited and debited to the Account Value such as Purchase Payment, partial withdrawals, and any applicable Account Fees or Withdrawal Charges and any additional benefit values, if any at the end of the current Report period, added by Rider to this Contract. Reports and confirmations will be sent to your last known address. You will have 60 days from the date you receive your Report or confirmation to inform us of any errors in the Report or confirmation, otherwise the Report or confirmation will be deemed to be final and correct. Additional copies of a Report are available to the Owner upon request; there will be no charge for Reports requested.

PREMIUM AND OTHER TAXES
Any taxes paid by us to any governmental entity relating to this Contract will be deducted from the Purchase Payment or Account Value when incurred. We may determine when taxes relate to the Contract, including when they have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment; or commencement of Annuity Payments. We may pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL
We may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based. We reserve the right to discontinue Annuity Payments until satisfactory proof of continued survival is received.

MODIFICATION OF CONTRACT
Only the President, a Vice President, or the Secretary of the Company has authority to agree on our behalf to any alteration of the Contract or to any waiver of our rights or requirements. The change or waiver must be in writing. We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency; or unless we have reserved the right to change the terms herein.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Contract that on the provision's effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision's effective date of Commission policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision's effective date of Commission policy approval.

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                  ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

OWNER
You, as the Owner, have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed.

You, as the Owner, may change owners at any time after the Issue Date. A change of Owner request may be refused in a non-discriminatory manner in order to comply with any applicable laws, rules or regulations in effect at the time of the request. A change of Owner will automatically revoke any prior designation of Owner.

A request for change must be:

1.   by Notice; and
2.   received by us at the Annuity Service Office.

The change will become effective as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this notice.

JOINT OWNER
A Contract may be owned by Joint Owners, limited to two natural persons. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise allowed by us. Upon the death of either Owner, the surviving Joint Owner will be deemed to be the primary Beneficiary.

ANNUITANT
The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by you as of the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to our underwriting rules in effect at the time of the request.

ASSIGNMENT
You may assign your rights under this Contract prior to the Annuity Date except in situations where restrictions are required for the purposes of satisfying applicable laws or regulations. If your contract is assigned absolutely, we will treat it as a change of ownership and all rights will be transferred. We are not bound by any assignment unless it is in writing and until it is recorded at our Annuity Service Office. We are not responsible for the validity of any assignment. The change will become effective as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this notice. After the Annuity Date, your Contract may not be assigned.

                             BENEFICIARY PROVISIONS

BENEFICIARY
The Beneficiary designation in effect on the Issue Date will remain in effect, unless changed.

Unless you provide otherwise, the death benefit will be paid in equal shares or all to the Beneficiary(ies) as follows:
1. to the primary Beneficiary(ies) who survive you (or if the Owner is not a natural person, the Annuitant's death); or if there are none, then
2. to the contingent Beneficiary(ies) who survive you (or if the Owner is not a natural person, the Annuitant's death); or if there are none, then
3.   to your estate.

If Joint Owners have been designated, unless you inform us otherwise, the surviving Joint Owner will be treated as the primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated in a Notice to us.

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CHANGE OF BENEFICIARY
Subject to the rights of any irrevocable Beneficiary, you may change the primary Beneficiary or contingent Beneficiary. A request to change the Beneficiary(ies) of this Contract may be refused in a non-discriminatory manner in order to comply with any applicable laws, rules or regulations. A change may be made by filing a Notice with us. The change will take effect as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this notice.

                          PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT
The Purchase Payment is due on the Issue Date. The Maximum Purchase Payment permitted under this Contract is shown on the Contract Schedule. Additional Purchase Payments are not allowed.

If more than one annuity contract or life insurance policy is being exchanged, or if your Purchase Payment will be paid from different sources (e.g. personal check and proceeds from a brokerage account), we will allow the proceeds to be used as the Purchase Payment for the Contract. We may refuse to accept any portion of the Purchase Payment not received by the Company within 90 days of the Issue Date

We may revoke the Contract if proceeds from all of the exchanged annuity contracts or life insurance policies or other different sources do not equal, in the aggregate, the Minimum Purchase Payment as shown on your Contract Schedule. If the Contract is revoked, we will return the Account Value without application of any Withdrawal Charges.

                            ACCOUNT VALUE PROVISION

ACCOUNT VALUE
Your Account Value for any Business Day is the sum of your interests in the Subaccounts of the Separate Account as of such Business Day.

The portion of your Account Value in a Subaccount is determined by multiplying the number of Accumulation Units allocated to the Contract for the Subaccount by the Accumulation Unit Value.

ACCOUNT FEE
The Account Fee, if any, is shown on the Contract Schedule. Any Account Fee will be deducted from the Account Value.

                          SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT
The Separate Account is designated on the Contract Schedule and consists of assets owned by us, which are kept separate from our General Account assets and all of our other segregated asset accounts. The assets of the Separate Account, equal to reserves and other liabilities of your Contract and those of other owners who have an interest in the Separate Account, will not be charged with liabilities arising out of any other business we may do. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account shall be credited to or charged against the Separate Account without regard to other income, gains or losses of the company.

The Separate Account assets are divided into Subaccounts. The assets of each Subaccount are invested in a single Investment Option.

INVESTMENTS OF THE SEPARATE ACCOUNT
The Purchase Payment applied to the Separate Account is allocated to the Subaccounts of the Separate Account according to your instructions. We may add additional Investment Options. You may be permitted to transfer all or a portion of your Account Value to the additional Investment Option(s). However, the right to make

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any transfer is limited as described in this Contract and will be subject to any terms and conditions in effect at the time of transfer.

If the shares of any of the Investment Options become unavailable for investment by the Separate Account, or we deem further investment in these shares inappropriate, we may prohibit or otherwise limit further purchase of such shares, subject to obtaining any necessary regulatory approvals. We may substitute shares of another Investment Option for shares already purchased under this Contract, subject to obtaining any necessary regulatory approvals.

CHANGE IN OPERATION
We reserve the right to transfer assets of the Separate Account to another account, and to modify the structure or operation of the Separate Account, subject to obtaining any necessary regulatory approvals. If we do so, we guarantee that such modification will not affect your Account Value.

VALUATION OF ASSETS
Assets of the Separate Account are valued at their fair market value in accordance with our procedures.

ACCUMULATION UNIT
Accumulation Units shall be used to account for all amounts allocated to or withdrawn from a Subaccount of the Separate Account as a result of the Purchase Payment, withdrawals, transfers, or fees and charges. We will determine the number of Accumulation Units of a Subaccount purchased or canceled. This is done by dividing the amount allocated to (or the amount withdrawn from) the Subaccount, by the dollar value of one Accumulation Unit of the Subaccount as of the end of the Business Day during which the Notice for the transaction is received at the Annuity Service Office.

ACCUMULATION UNIT VALUE
The initial Accumulation Unit Value for each Subaccount was set by us. Subsequent Accumulation Unit Values for each Subaccount are determined by multiplying the Accumulation Unit Value for the immediately preceding Business Day by the Net Investment Factor of the Subaccount for the current Business Day. The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

NET INVESTMENT FACTOR
The Net Investment Factor for each Subaccount is determined by dividing A by B and multiplying by (1-C) where:
A is  (i)   the net asset value per share of the Investment Option held by the
            Subaccount at the end of the current Business Day; plus
      (ii)  any dividend or capital gains per share declared on behalf of such
            Investment Option that has an ex-dividend date as of the current
            Business Day.

B is the net asset value per share of the Investment Option held by the Subaccount for the immediately preceding Business Day.
C is  (i)   the Separate Account Product Charges which are shown on the
            Contract Schedule for each day since the last Business Day. The daily charge is equal to the annual Separate Account Product Charges divided by 365; plus
      (ii)  a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation of this Subaccount.

PRODUCT CHARGES
We deduct Product Charges from the Separate Account and Account Value as shown on the Contract Schedule.

                              TRANSFER PROVISIONS

You may make certain transfers of your Account Value subject to the provisions set forth below. You may elect to make these transfers by telephone or other means acceptable to us. However, to elect this option you must first provide us with a Notice in a form that we may require. If there are Joint Owners, unless we are instructed to the contrary, transfer instructions will be accepted from either one of the Joint Owners. We will use reasonable procedures to confirm that instructions are genuine. Neither we nor our Annuity Service Office will

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be liable for any transfers made in accordance with your instructions. All transfers made on the same Business Day will be treated as one transfer. A transfer will be made as of the end of a Business Day when we receive a Notice containing all the required information necessary to process the request.

TRANSFERS DURING THE ACCUMULATION PERIOD
During the Accumulation Period, you may ask us to transfer your Account Value from one Subaccount to another, subject to the following:
1. the maximum number of transfers per Contract Year is shown on the Contract Schedule;
2. We reserve the right to assess a transfer fee, if any, if the number of transfers exceeds the maximum number of permissible free transfers shown on the Contract Schedule;
3. the minimum and maximum amounts which may be transferred are shown on the Contract Schedule;
4. your right to make transfers is subject to limitations or modification by us if We determine that the exercise of the right by one or more owners with interests in the Subaccount is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners. A limitation or modification could be applied to transfers to, or from, one or more of the Subaccounts and could include, but is not limited to:
     a.   the requirement of a minimum time period between each transfer;
     b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one owner;
     c. limiting the dollar amount that may be transferred between the Subaccounts by an owner at any one time;
     d. requiring that a written transfer request be provided to us, signed by an owner;
5. to the extent permitted by applicable law, during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with a simultaneous request for purchase of another Subaccount). In such a case, the redemption order would be processed at the source Subaccount's next determined Accumulation Unit Value. However, the purchase into the new Subaccount would be effective at the next determined Accumulation Unit Value for the new Subaccount only after we receive the proceeds from the source Subaccount, or we otherwise receive cash on behalf of the source Subaccount;

                            DEATH BENEFIT PROVISIONS

DEATH OF OWNER DURING THE ACCUMULATION PERIOD
During the Accumulation Period, the death benefit will be paid to your Beneficiary(ies) upon your death, or upon the first death of a Joint Owner.

DEATH BENEFIT DURING THE ACCUMULATION PERIOD
The death benefit is the Account Value determined as of the end of the Business Day on which we have received both due proof of death and an election for the payment method. The death benefit amount in the Separate Account remains in the Separate Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Separate Account will continue to be subject to investment risk. This risk is borne by the Beneficiary.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD
A Beneficiary must elect the death benefit to be paid under one of the options below in the event of the death of an Owner during the Accumulation Period. In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract. The death benefit options available under the Contract are:

Option 1 - lump sum payment of the death benefit; or

Option 2 - the payment of the entire death benefit within five (5) years of the date of the death of the Owner or the first Joint Owner to die; or

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Option 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or the first Joint Owner to die.

Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner's or Joint Owner's death must be distributed within five (5) years of the date of death.
If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments or Transfers From the Separate Account provision is in effect.

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty (60) day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD
If the Owner or a Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the time of the Owner's death. Upon the death of the Owner or a Joint Owner during the Annuity Period, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT
Upon the death of an Annuitant, who is not the Owner or Joint Owner, during the Accumulation Period, the Owner automatically becomes the Annuitant. The Owner may select a new Annuitant if the Owner does not want to be the Annuitant. Any new Annuitant designation will be subject to the Company's underwriting rules then in effect. However, if the Owner is a non-natural person, the death of the primary Annuitant will be treated as the death of the Owner.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT
We will require due proof of death before any death benefit is paid. Due proof of death will be:
1.   a certified death certificate;
2. a certified decree of a court of competent jurisdiction as to the finding of death;
3. a written statement by a licensed medical doctor who attended the deceased; or
4.   any other proof satisfactory to us.

Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

In all events, death benefits under the Contract will be administered in accordance with Section 72(s) of the Internal Revenue Code, as amended.

                             WITHDRAWAL PROVISIONS

WITHDRAWALS
Prior to the Annuity Date, you may, upon Notice to us, make a total or partial withdrawal of the Withdrawal Value. A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount of the Separate Account in the ratio that the Account Value in the Subaccount bears to the total Account Value. You must specify in a Notice to us from which Subaccount(s) values are to be withdrawn if other than the above method is desired. We will pay the amount of any withdrawal within seven (7) days of receipt of the Notice in good order unless the Suspension or Deferral of Payments or Transfers from the Separate Account provision is in effect.

Each partial withdrawal must be for an amount which is not less than the minimum shown on the Contract Schedule or, if smaller, the remaining Withdrawal Value. If the withdrawal would result in the Account Value

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being less than the Minimum Withdrawal Value Which must Remain in the Contract after a Partial Withdrawal as shown on the Contract schedule, we will treat the withdrawal request as a request for a full withdrawal.

WITHDRAWAL CHARGE
Upon withdrawal of all or a portion of the Account Value, a Withdrawal Charge as set forth on the Contract schedule may be assessed. Under certain circumstances, described on the Contract Schedule, a withdrawal may be made without the imposition of a Withdrawal Charge.

For a partial withdrawal, the Withdrawal Charge will be deducted from the remaining Account Value, if sufficient, or from the amount withdrawn.

                               ANNUITY PROVISIONS

ANNUITY DATE
When your Contract is issued the Annuity Date, as defined under Annuity Requirements in the Contract Schedule, is equal to the Maturity Date as shown on the Contract Schedule. You may change the Annuity Date to an earlier date by sending Notice to us. We must receive the Notice at least 30 days before the Annuity Date you select.

ELECTION OF ANNUITY OPTION
The Annuity Option is elected by you. If no Annuity Option is elected, Option 3
- Life Annuity with Cash Refund will automatically be applied. Upon thirty (30) days Notice prior to the Annuity Date you may change the Annuity Option.

ANNUITY OPTIONS
You may elect to receive Annuity Payments monthly, quarterly, semi-annually or annually. The following Annuity Options, or any other Annuity Option acceptable to you and us, may be elected:

OPTION 1 - LIFE ANNUITY
We will make Annuity Payments, payable at the frequency elected, during the lifetime of the Annuitant and terminating with the last payment due prior to the Annuitant's death.

OPTION 2 - LIFE ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED
We will make Annuity Payments, payable at the frequency elected, during the lifetime of the Annuitant with a guarantee that if at the Annuitant's death there have been less than 10 years of Annuity Payments made as selected, Annuity Payments will continue for the remainder of the Guaranteed Period.

OPTION 3 - LIFE ANNUITY WITH CASH REFUND
We will make Annuity Payments, payable at the frequency elected, during the lifetime of the Annuitant with a guarantee that if at the Annuitant's death the total amount of Annuity Payments is less than the Account Value applied to the Annuity Option, we will pay in a lump sum the difference of the two amounts.

OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY
We will make Annuity Payments, payable at the frequency elected, during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of either the Annuitant or Joint Annuitant, Annuity Payments will continue to be paid during the remaining lifetime of the survivor. Annuity Payments cease with the final Annuity Payment due prior to the last survivor's death.

OPTION 5 - JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED
We will make Annuity Payments, payable at the frequency elected, during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of either the Annuitant or Joint Annuitant, Annuity Payments will continue to be paid during the remaining lifetime of the survivor. If at the last death of the Annuitant and the Joint Annuitant, there have been less than 10 years of Annuity Payments made as selected, Annuity Payments will continue to be made for the remainder of the Guaranteed Period.

ICC14-6-200-1

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
OPTION 6 - JOINT AND LAST SURVIVOR ANNUITY WITH CASH REFUND
We will make Annuity Payments, payable at the frequency elected, during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of either the Annuitant or Joint Annuitant, Annuity Payments will continue to be paid during the remaining lifetime of the survivor. Upon last death of the Annuitant and the Joint Annuitant, if the total amount of Annuity Payments is less than the Account Value applied to the Annuity Option, we will pay in a lump sum the difference of the two amounts.

ANNUITY
You can elect to have the Annuity Option payable as Fixed Annuity Payments. Fixed Annuity Payments are guaranteed as to dollar amount. Unless another payee is designated, you will be the payee of the Annuity Payments.

The "Adjusted Account Value" is the Account Value, less any Premium and Other Taxes or other applicable taxes and less any applicable Account Fee. The Adjusted Account Value will be applied to the applicable Fixed Annuity Tables to determine your Annuity Payment. The Adjusted Account Value is determined on the Annuity Calculation Date which is a Business Day no more than five Business Days prior to the Annuity Date. The amount of the payment for each $1,000 of Adjusted Account Value is shown in the Annuity Tables.

FIXED ANNUITY
Fixed Annuity Payments are based upon the Annuity Option elected, the Annuitant's Attained Age and sex, and the appropriate Fixed Annuity Option Table. If, as of the Annuity Calculation Date, the then-current Fixed Annuity Option rates applicable to this class of contracts provide an Annuity Payment greater than that which is guaranteed under the same Annuity Option under this Contract, then the greater payment will be made.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS
Annuity Payments will be paid as monthly installments or at any frequency acceptable to you and us. The Adjusted Account Value on the Annuity Calculation Date is applied to the Annuity Table for the Annuity Option elected. If the amount of the Adjusted Account Value to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment in lieu of Annuity Payments. If the amount of any Annuity Payment would be or becomes less than $100, we may reduce the frequency of payments to an interval which will result in each payment being at least $100.

BASIS OF PAYMENTS
The Annuity Tables are based on the tables defined under the Annuity Requirements set forth on the Contract Schedule.

                SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS
                           FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments for a withdrawal or transfer for any period when:
1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);
2.   trading on the New York Stock Exchange is restricted;
3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or
4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of the Owner.
The applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                              VALUES AND BENEFITS

Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by Section 7B of the Model Variable Annuity Regulation, model #250.

ICC14-6-200-1

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
                              FIXED ANNUITY TABLES
                           AMOUNT OF MONTHLY PAYMENT
                      PER $1,000 OF ADJUSTED ACCOUNT VALUE

                                     OPTION 2 -
                                LIFE ANNUITY WITH 10       OPTION 3 -
               OPTION 1 -       YEARS OF ANNUITY       LIFE ANNUITY WITH
             LIFE ANNUITY       PAYMENTS GUARANTEED       CASH REFUND
AGE         MALE      FEMALE      MALE      FEMALE     MALE       FEMALE
60       $ 3.21      $ 2.94      $3.18      $2.93      $2.83      $2.69
61       $ 3.29      $ 3.01      $3.26      $2.99      $2.88      $2.75
62       $ 3.38      $ 3.08      $3.34      $3.07      $2.94      $2.80
63       $ 3.47      $ 3.16      $3.43      $3.14      $3.00      $2.85
64       $ 3.56      $ 3.24      $3.52      $3.22      $3.06      $2.91
65       $ 3.66      $ 3.33      $3.61      $3.30      $3.12      $2.97
66       $ 3.77      $ 3.42      $3.71      $3.39      $3.19      $3.04
67       $ 3.89      $ 3.52      $3.82      $3.49      $3.26      $3.10
68       $ 4.01      $ 3.62      $3.93      $3.58      $3.33      $3.17
69       $ 4.14      $ 3.74      $4.05      $3.69      $3.41      $3.24
70       $ 4.28      $ 3.85      $4.17      $3.80      $3.48      $3.32
71       $ 4.43      $ 3.98      $4.30      $3.91      $3.57      $3.40
72       $ 4.59      $ 4.11      $4.44      $4.03      $3.65      $3.48
73       $ 4.75      $ 4.25      $4.58      $4.16      $3.74      $3.56
74       $ 4.93      $ 4.40      $4.72      $4.30      $3.83      $3.65
75       $ 5.13      $ 4.57      $4.88      $4.44      $3.93      $3.75
76       $ 5.33      $ 4.74      $5.03      $4.59      $4.03      $3.85
77       $ 5.55      $ 4.93      $5.20      $4.75      $4.13      $3.95
78       $ 5.78      $ 5.13      $5.37      $4.92      $4.24      $4.06
79       $ 6.03      $ 5.35      $5.54      $5.10      $4.36      $4.17
80       $ 6.29      $ 5.59      $5.72      $5.28      $4.48      $4.29
81       $ 6.57      $ 5.85      $5.90      $5.47      $4.60      $4.42
82       $ 6.87      $ 6.12      $6.08      $5.67      $4.74      $4.55
83       $ 7.20      $ 6.42      $6.26      $5.87      $4.87      $4.69
84       $ 7.54      $ 6.74      $6.45      $6.07      $5.02      $4.84
85       $ 7.91      $ 7.09      $6.63      $6.28      $5.17      $4.99
86       $ 8.31      $ 7.47      $6.81      $6.49      $5.33      $5.15
87       $ 8.73      $ 7.88      $6.99      $6.70      $5.49      $5.32
88       $ 9.18      $ 8.33      $7.16      $6.90      $5.66      $5.49
89       $ 9.67      $ 8.81      $7.33      $7.10      $5.84      $5.68
90       $10.18      $ 9.34      $7.49      $7.29      $6.03      $5.87
91       $10.73      $ 9.90      $7.64      $7.47      $6.23      $6.07
92       $11.32      $10.51      $7.78      $7.64      $6.44      $6.28
93       $11.95      $11.17      $7.91      $7.79      $6.66      $6.50
94       $12.62      $11.88      $8.03      $7.93      $6.89      $6.73
95       $13.33      $12.63      $8.14      $8.05      $7.13      $6.97

ICC14-6-200-1

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
                                   OPTION 4 -
                           JOINT AND SURVIVOR ANNUITY

  MALE
Annuitant   FEMALE Annuitant Age
   Age        60         65         70         75         80         85         90         95
60          $2.62      $2.77      $2.91      $3.01      $3.09      $3.14      $3.17      $3.19
65          $2.72      $2.93      $3.13      $3.30      $3.43      $3.53      $3.59      $3.62
70          $2.80      $3.06      $3.33      $3.60      $3.83      $4.00      $4.12      $4.19
75          $2.85      $3.16      $3.51      $3.88      $4.24      $4.55      $4.78      $4.93
80          $2.89      $3.23      $3.64      $4.11      $4.63      $5.13      $5.55      $5.86
85          $2.91      $3.27      $3.73      $4.29      $4.96      $5.69      $6.39      $6.96
90          $2.92      $3.30      $3.78      $4.41      $5.20      $6.17      $7.21      $8.17
95          $2.93      $3.31      $3.81      $4.48      $5.37      $6.52      $7.91      $9.36

                                   OPTION 5 -
    JOINT AND SURVIVOR ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED

  MALE
Annuitant   FEMALE Annuitant Age
   Age        60         65         70         75         80         85         90         95
60          $2.62      $2.77      $2.90      $3.01      $3.08      $3.13      $3.16      $3.17
65          $2.72      $2.93      $3.12      $3.29      $3.43      $3.52      $3.57      $3.60
70          $2.80      $3.06      $3.33      $3.59      $3.81      $3.98      $4.08      $4.14
75          $2.85      $3.16      $3.50      $3.87      $4.21      $4.50      $4.70      $4.81
80          $2.88      $3.22      $3.63      $4.09      $4.58      $5.04      $5.38      $5.58
85          $2.90      $3.26      $3.71      $4.25      $4.88      $5.52      $6.05      $6.38
90          $2.92      $3.29      $3.76      $4.35      $5.08      $5.88      $6.60      $7.09
95          $2.92      $3.30      $3.78      $4.41      $5.20      $6.11      $6.98      $7.60

                                   OPTION 6 -
                  JOINT AND SURVIVOR ANNUITY WITH CASH REFUND

  MALE
Annuitant   FEMALE Annuitant Age
   Age        60         65         70         75         80         85         90         95
60          $2.55      $2.67      $2.77      $2.82      $2.84      $2.84      $2.84      $2.84
65          $2.63      $2.81      $2.96      $3.07      $3.13      $3.14      $3.14      $3.13
70          $2.67      $2.90      $3.13      $3.32      $3.44      $3.50      $3.51      $3.50
75          $2.70      $2.96      $3.24      $3.53      $3.76      $3.90      $3.96      $3.96
80          $2.70      $2.98      $3.31      $3.67      $4.03      $4.32      $4.48      $4.52
85          $2.70      $2.98      $3.33      $3.74      $4.22      $4.67      $5.02      $5.19
90          $2.70      $2.98      $3.33      $3.77      $4.30      $4.91      $5.49      $5.91
95          $2.70      $2.98      $3.32      $3.76      $4.32      $5.02      $5.80      $6.53

     Monthly installments for ages not shown will be furnished on request.

ICC14-6-200-1

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ICC14-6-200-1

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
 INDIVIDUAL MODIFIED SINGLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT

                                NONPARTICIPATING

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                         Bloomfield, Connecticut 06002]